Exhibit 10.6

SECOND AMENDMENT TO THE AGREEMENT

This Second Amendment to the Agreement (the “Second Amendment”) is made and entered into effective this 22nd day of March, 2016, by and between Best Western International, Inc., an Arizona non-profit corporation (the “Company”) and David Kong (the “Executive”).

RECITALS

WHEREAS, on May 16th, 2013, the Company and the Executive entered into an Employment Agreement (“Agreement”);

WHEREAS, on May 15th, 2014, the Company and the Executive entered into a First Amendment to the Employment Agreement (“First Amendment”);

WHEREAS, the Company and the Executive wish to amend the Agreement and the First Amendment as set forth below;

WHEREAS, the Company and the Executive agree that each have and shall receive fair, reasonable and adequate consideration with regard to this Second Amendment; and

WHEREAS, the Executive agrees that any and all terms and conditions related to the non-compete as detailed in this Second Amendment are fair and reasonable in that the Executive will receive considerable compensation for the non-compete;

NOW, THEREFORE, the Agreement and the First Amendment are amended in the manner set forth below.

AGREEMENT

The Agreement’s Section 1.3 is hereby amended and restated as follows:

1.3.	Term. The term of Executive’s employment under this Agreement shall commence as the date set forth in the first paragraph of this Agreement and shall continue, unless sooner terminated, until November 30, 2021 (the “Term”). The Term of this Agreement is subject to early termination as provided elsewhere herein.

The Agreement’s Section 3.2(b) is hereby amended and restated as follows:

3.2(b) For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) The Company’s failure to elect or re-elect, or to appoint or reappoint, Executive as President and Chief Executive Officer;

(ii) The Company’s reduction of Executive’s Base Salary, unless such reduction is pursuant to a salary reduction program which affects all of the Company’s officers;

(iii) Relocation of the Company’s corporate headquarters to a place located outside of the greater Phoenix metropolitan area and Executive being required to perform substantial services at such new location;

(iv) The Executive reasonably believes that:

a)	His ability to perform as the President and Chief Executive Officer has been compromised; or

b)	He no longer has the support of the Board of Directors with regard to his employment, duties or responsibilities as President and Chief Executive Officer;

Evidence of such belief may include, but is not limited to a Director’s written communication to Best Western members or a Director’s statement made at a meeting attended by Best Western members or international affiliates regarding the motives, professionalism or performance of the Executive and/or his executive team; or

(v) Material breach of this Agreement by the Company;

provided, however, that Executive shall not have Good Reason to terminate his employment unless within ninety (90) days of the occurrence of a condition or event described in (i-v) above, the Executive gives written notice of such occurrence to the Company and the Company fails to cure such condition or event within thirty (30) days of receiving such written notice.

(vi) The Executive reasonably believes he can no longer effectively lead the brand (e.g., based upon Executive’s health (but not rising to the level of Total Disability (as defined in Section 6.1(j)), lack of alignment with the Board of Directors regarding the strategic direction of the brand or a matter of material significance to the brand, etc.). A Board of Directors’ non-unanimous affirmative vote on a matter related to the brand does not constitute lack of alignment with the Board of Directors. There is no right-to-cure notice or time period requirement with regard to this paragraph (vi).

The Agreement is amended to include a new Section 3.5 as follows:

3.5 Upon Expiration of the Agreement. The Term of the Agreement has expired.

The Agreement’s Section 4.3(d) is hereby amended and restated as follows:

4.3(d) a lump-sum cash payment, less applicable withholdings, within ten (10) business days of the Company’s determination that the conditions of this Section 4.3(d) have been met, equal to:

(i)	one hundred percent (100%) of Base Salary (at the rate payable as of the date of the Separation from Service) which would have otherwise been payable for the remainder of the Term, but in no event less than one (1) year’s then applicable Base Salary;

(ii)	one hundred percent (100%) of the Bonus (at the one hundred percent (100%) rate payable as of the date of Separation from Service) which would have otherwise been payable for the remainder of the Terms, but in no event less than one (1) year’s then applicable Annual Bonus;

(iii)	the sum of all outstanding Long Term Incentive Program awards previously awarded to Executive but not yet paid under the Company’s Long Term Incentive Compensation Plan for Key Contributors, and a pro rata amount, based upon the length of service in that fiscal year of what would otherwise be paid to Executive under the Company’s Long Term Incentive Compensation Plan for Key Contributors calculated based upon one hundred percent (100%) of the Executive’s salary for that fiscal year; and

(iv)	a cash payment, less applicable withholdings, equal to twelve (12) multiplied by the monthly COBRA premium (determined as of the date of Executive’s Termination by the Company Without Cause of by Executive for Good Reason) applicable to the Company sponsored medical, dental and vision coverages, if any, that Executive and his dependents are participating in on the day before the date of Executive’s Termination by the Company Without Cause or by the Executive for Good Reason, payable during the calendar month following the calendar month in which Executive incurs a Termination by the Company without Cause or by Executive for Good Reason, but if, and only if, the Company has determined that the following conditions have been met:

(i)	during the thirty (30) day period following the Executive’s Termination by the Company Without Cause or Separation From Service for Good Reason Executive signs a waiver and release agreement acceptable to the Company and the revocation period associated with such waiver and release agreement expires; and

(ii)

during the thirty (30) day period following the Executive’s Termination by the Company Without Cause or Separation From Service for Good Reason Executive signs a non-compete agreement by which Executive Agrees for a period of at least three (3) years that Executive will not become an employee of or an individual consultant to a hotel company or brand that competes with any Best Western brand. This non-compete agreement shall not apply to Executive serving as a Director on any Board of Directors or Executive providing consultant services as an employee of an internationally recognized consulting or advisory firm.

The Agreement is amended to include a new Section 4.4 as follows:

4. Upon Expiration of the Agreement. Upon Executive’s successful completion of and the expiration of the Term, the Company shall pay Executive:

(i)	one hundred percent (100%) of the Bonus (at the one hundred percent (100%) rate payable as of the date of Separation from Service) which would be payable to Executive for the last fiscal year of the Term, based upon the Company’s performance vis-à-vis the Company scorecard for that fiscal year;

(ii)	the sum of all outstanding Long Term Incentive Program awards previously awarded to Executive but not yet paid under the Company’s Long Term Incentive Compensation Plan for Key Contributors, and a payment equal to the Bonus for the last fiscal year of the Term which would otherwise have been paid to Executive under the Company’s Long Term Incentive Compensation Plan for Key Contributors; and

(iii)	a cash payment, less applicable withholdings, equal to twelve (12) multiplied by the monthly COBRA premium (determined as of the date of Executive’s Termination by the Company Without Cause of by Executive for Good Reason) applicable to the Company sponsored medical, dental and vision coverages, if any, that Executive and his dependents are participating in on the day before the date of Executive’s Termination by the Company Without Cause or by the Executive for Good Reason, payable during the calendar month following the calendar month in which Executive incurs a Termination by the Company without Cause or by Executive for Good Reason, but if, and only if, the Company has determined that the following conditions have been met:

(i)	during the thirty (30) day period following the Executive’s successful completion of and the expiration of the Term Executive signs a waiver and release agreement acceptable to the Company and the revocation period associated with such waiver and release agreement expires; and

(ii)	during the thirty (30) day period following the Executive’s successful completion of and the expiration of the Term Executive signs a non-compete agreement by which Executive Agrees for a period of at least three (3) years that Executive will not become an employee of or an individual consultant to a hotel company or brand that competes with any Best Western brand. This non-compete agreement shall not apply to Executive serving as a Director on any Board of Directors or Executive providing consultant services as an employee of an internationally recognized consulting or advisory firm.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the day and year first above written.

COMPANY:

BEST WESTERN INTERNATIONAL, INC., An Arizona non-profit corporation		EXECUTIVE

By	/s/ Terry Porter
	Terry Porter	/s/ David Kong
Its	Board of Directors Chairperson	David Kong